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                                                               Exhibit 10(xix)

                        AMERICAN STANDARD COMPANIES INC.

                              STOCK INCENTIVE PLAN

                                 SECOND ADDENDUM
                                       FOR
                                     FRANCE

This Addendum covers Options granted after May 16, 2001. This addendum does not cover other benefits under the Plan consisting of Stock Appreciation Rights, Restricted Units, Restricted Stock, or awards of Common Stock or Restricted Units made in conjunction with other incentive programs established by the Company.

Options may be granted under this addendum to Participants based in France as follows :

1) Notwithstanding any other provision of the Plan, Options granted to any Participant who is an "Administrateur", a member of the "conseil de surveillance" or an outside Consultant, who does not have a work contract, will not be deemed to have been granted pursuant to this Addendum.

2) Notwithstanding any other provision of the Plan, Options granted to any Participant holding shares representing 10% or more of the Company's capital will not be deemed to have been granted pursuant to this Addendum.

3) Notwithstanding any other provision of the Plan: (a) to the extent newly issued shares will be issued in connection with an Option, any such Option whose exercise price at the time of the grant of the Option is less than 80% of the average of the Fair Market Value of a share on the 20 daily trading sessions preceding the related date of grant, rounded up, shall not be deemed to have been granted under this Addendum; (b) to the extent treasury shares will be issued in connection with an Option, any such Option whose exercise price at the time of the grant of the Option is less than the higher of (i) 80% of the average purchase price paid by the Company for such treasury shares and (ii) 80% of the average of the Fair Market Value of a share on the 20 daily trading sessions preceding the related date of grant, rounded up, shall not be deemed to have been granted under this Addendum.

4) Notwithstanding any other provisions of the Plan, the Option exercise price is fixed and such exercise price and/or the number of the associated Options shall be adjusted only upon the occurrence of the events specified under section L 225-181 of the French Code of Commerce in accordance with French law.

5) Notwithstanding any other provision of the Plan, any Option granted during the 20 trading days after the payment of a dividend or after an increase of capital reserved to the shareholders shall not be deemed to have been granted under this Addendum.

6)   Notwithstanding any other provision of the Plan, Options granted:
         (a) during the period corresponding to 10 stock exchange trading sessions preceding and following the date on which the consolidated accounts or the annual financial statements are made public; or
         (b) during the period starting at the date at which the corporate management of the


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         company is aware of any sensitive information that if published could have a material impact on the price of the Company's Common Stock and ending 10 trading days after the publication of this information;

     shall not be deemed to have been granted under this Addendum.

7) Notwithstanding any other provision of the Plan, neither the Board of Directors nor its delegate can impose on the Participants any requirement to hold shares for more than 3 years after the exercise date.

8) Notwithstanding any other provision of the Plan, upon death of an Option holder, to the extent an Option was exercisable by the Option holder at the date of death, the heir(s) of the Option holder may exercise such Option within a 6 month period from the date of the Option holder's death.


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